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                                                                    EXHIBIT 15.1


                         ACKNOWLEDGEMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                 REGARDING INDEPENDENT AUDITORS' REVIEW REPORT


The Board of Directors
SPSS Inc.:

With respect to this joint proxy statement/prospectus, we acknowledge our awareness of the incorporation by reference therein of our reports dated May 10, 2000, August 4, 2000 and November 1, 2000 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




Chicago, Illinois
December 15, 2000